EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of April 13, 2005 (the “Effective Date”), by and between Stressgen Bioreagents Corporation, a Delaware corporation (“Buyer”) and Stressgen Bioreagents Limited Partnership, a British Columbia limited partnership (“Seller”), the general partner of which is Stressgen Holdings Corporation, a Yukon Territories corporation (“SHC”) and the sole limited partner of which is Stressgen Biotechnologies Corporation, a Yukon Territories corporation (“SBC,” and together with SHC, “Partners”), with reference to the following facts:

WHEREAS, Seller is wholly-owned by Partners;

WHEREAS, Seller operates and holds a bioreagents business (the “Business”);

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, with the consent of the Partners, on the terms and subject to the conditions of this Agreement, certain selected assets of Seller used in and necessary for the operation of the Business.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained below, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SELECTED ASSETS

1.1           Purchase and Sale.  On the Closing Date (as defined in Section 2.1 below), Seller agrees to sell, transfer, assign and deliver to Buyer and Buyer agrees to purchase, accept and acquire from Seller, all of Seller’s right, title and interest in and to the assets (the “Assets”) of Seller described in the Bill of Sale attached as Exhibit A (the “Bill of Sale”).  To clarify the composition of the Assets, the parties acknowledge that the Assets do not include the excluded assets (the “Excluded Assets”) described on Exhibit B.  On the Closing Date, Seller shall deliver an executed Bill of Sale to Buyer and shall simultaneously take all additional steps and execute all additional documents and instruments as may be necessary to put Buyer in possession and complete operating control of the Assets and to transfer all Seller’s right, title and interest in and to the Assets to Buyer.

1.2           Purchase Price.  Upon the terms and subject to the conditions contained herein, the purchase price to be paid by Buyer to Seller for the sale, transfer, assignment and delivery of the Assets (the “Purchase Price”) shall be as follows:

(a)           $5,850,000 in cash at the Closing, subject to Section 1.3.

(b)           $650,000 (the “Holdback”) which shall be delivered to Seller on the date that is one (1) year after the Closing Date (“Escrow Period”), subject to the terms and provisions of Section 7 hereof and the Escrow Agreement.

All currency amounts appearing in this agreement are expressed in US dollars unless otherwise notated.  The Purchase Price is exclusive of, and Buyer shall be liable for, all sales, use or other transfer tax required by Part 9 of the ETA; provided, however, that the Buyer and Seller shall jointly elect and use commercial best efforts to qualify under Section 167 of the ETA to have no GST payable with respect to the supply of the business assets.

1.3           Closing Balance Sheet Adjustment.

(a)           Within thirty (30) days after the Closing Date, Seller shall cause to be prepared and shall deliver to Buyer a preliminary balance sheet of Seller as of the close of business on the Closing Date, which balance sheet shall reflect, among other things, total Current Assets (other than intercompany receivables and an amount of cash sufficient to satisfy Section 1.3(c) below), total Current Liabilities and Net Plant and Equipment (“Preliminary Closing Date Balance Sheet”).  Current Liabilities shall only include Assumed Liabilities (as defined in section 1.4 below).  The Preliminary Closing Date Balance Sheet shall be prepared in accordance with Canadian GAAP applied in a manner consistent with that utilized in preparing the Financial Statements (as defined in Section 3.6).

(b)           Buyer shall have thirty (30) days following receipt of the Preliminary Closing Date Balance Sheet to review and make adjustments to the Preliminary Closing Date Balance Sheet, including preparation of a schedule translating the Preliminary Closing Date Balance Sheet into U.S. Dollars for purposes of measuring the Net Current Assets (as defined below).  Seller shall give support and provide information to Buyer as reasonably necessary during Buyer’s review period to facilitate a substantive review and adjustment.  Buyer shall deliver the reviewed and adjusted Preliminary Closing Date Balance Sheet (“Buyer’s Adjusted Closing Date Balance Sheet”) to Seller prior to the end of such thirty (30) day period.

(c)           If Seller does not dispute the amounts set forth in the Buyer’s Adjusted Closing Date Balance Sheet, the Buyer’s Adjusted Closing Date Balance Sheet shall be conclusive.  If Seller disputes any amount set forth in the Buyer’s Adjusted Closing Date Balance Sheet, Seller shall so notify Buyer in writing (specifying Seller’s objections and the reasons therefor in reasonable detail) within thirty (30) days following receipt thereof and the parties will use all reasonable efforts to resolve any such disputes.  If any such dispute cannot promptly be resolved (but in any event within thirty (30) days after submission of the written objections of Seller, the parties agree that they will submit the matter to the office of JAMS/Endispute located in San Diego, California (or, if none, then the office of JAMS/Endispute located closest to San Diego, California) to be arbitrated by a single arbitrator to be mutually selected by the parties.  The resolution of the dispute by JAMS/Endispute will be conclusive and binding upon the parties.  The fees and expenses of JAMS/Endispute will be paid by the party JAMS/Endispute determines to be the non-prevailing party, or if there is no prevailing party as determined by the arbitrator.  The Buyer’s Adjusted Closing Date Balance Sheet and the information set forth thereon, as finally determined pursuant to this Section 1.3(b), is hereinafter referred to as the “Final Closing Balance Sheet.”

(d)           In the event the Current Assets less Current Liabilities set forth in the Final Closing Balance Sheet (“Net Current Assets”) is less than $925,000, then Seller shall be liable to pay over to Buyer an amount in cash equal to the difference between (i) $925,000 and (ii) the Net Current Assets.

(e)   Any payment required to be made under Section 1.3(c) shall be made within fifteen (15) business days after the determination thereof (“Due Date”), without setoff for any other matter, by wire transfer to an account designated by Buyer.  If such payment is not made by the Due Date, Seller shall pay interest from the Due Date until the date paid at a simple rate of interest equal to eight percent (8%) per annum; provided, in no event shall such rate exceed the maximum rate permitted by law and provided further that no interest shall accrue on any payment due under Section 1.3(c) for so long as a dispute exists under Section 1.3(b).

1.4           Assumed Liabilities.  Upon the terms and subject to the conditions contained herein, Buyer shall assume all of the current obligations and liabilities of Seller set forth on attached Exhibit C

(the “Assumed Liabilities”), which shall set forth the obligations and liabilities being assumed as of the Closing Date.  Buyer shall not assume and shall under no circumstances be responsible for, and Seller shall retain and be responsible for, any liabilities or obligations of Seller related to the Assets of Seller whatsoever, regardless of amount, character or description, or whether accrued, contingent, determined, undetermined, known or unknown or otherwise, including (without limitation) any obligation or liability whatsoever arising from the conduct of the Business at or prior to the Closing Date other than the Assumed Liabilities and the employment-related obligations expressly described in Article 8.  Without limiting the foregoing, Seller shall retain and be responsible for discharging (i) any amounts owed to banks or other financial institutions under lines of credit, capital leases or other debt instruments, (ii) all other non-scheduled liabilities, and (iii) all inter-company liabilities, except for fees payable as of the closing for services provided by Stressgen to Seller in the ordinary course of business, including human resources, information technology, library, clinical, administrative, laboratory safety, intellectual property, legal and certain financial services (the “Inter-company Services”); provided, however, that any amounts owed to Stressgen by the Buyer for Inter-Company Services rendered to Seller but unpaid as of the Closing Date shall be specifically scheduled in Exhibit C.

1.5           Allocation of Purchase Price.  The Purchase Price to be paid by Buyer to Seller hereunder shall be allocated among the Assets in a manner to be mutually agreed upon by the parties.  The parties hereto agree to report this transaction to all taxing authorities in accordance with such allocation of Purchase Price.

1.6           Assignment of Contracts.  Notwithstanding anything in this Agreement or the Bill of Sale, neither this Agreement nor the Bill of Sale shall constitute an agreement to assign the right, title or interest of Seller in, to or under any contract or any claim or right of any benefit arising under any contract or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or adversely affect the rights of Buyer or Seller thereunder or if by its nature such contract cannot be assigned.  Seller shall use reasonable commercial efforts to obtain, and Buyer will cooperate with Seller to obtain, the consent of such third party to the assignment or transfer of such contracts to Buyer.  Notwithstanding the foregoing, the obligations of Seller under this Section shall not include any obligation to make any payment (other than a payment accrued prior to the Closing Date) or incur any economic burden other than reasonable administrative costs in order to obtain the consent of such third parties.

ARTICLE 2

CLOSING

2.1           Closing.  The closing (the “Closing”) shall be consummated at the offices of Heller Ehrman at 4350 La Jolla Village Drive, 7th Floor, San Diego, California, at 10:00 a.m. (Pacific Standard Time) on the third Business Day following the satisfaction (or, to the extent permitted by Law, waiver) by the applicable party or parties of the conditions set forth in Article 5 and Article 6 (other than those conditions that by their terms cannot be satisfied until the time of the Closing but subject to the satisfaction (or, to the extent permitted by Law, waiver by the applicable party or parties) of such conditions), or at such other place, time and date as the Parties shall agree in writing but in any event not later than April 30, 2005 (the “Closing Date”) notwithstanding anything to the contrary herein, even though the Closing may occur at a later date, for purposes of this Agreement, the effective date of the transfer of the Assets and the assumption and assignment of the Assumed Liabilities shall be the Effective Date.

2.2           Actions at Closing.  At the Closing, the parties shall take such actions and execute and deliver such agreements, bills of sale and other instruments and documents necessary to effect the transactions subject to the terms of this Agreement.

2.2.1        At the Closing, the Seller will:

(a)   deliver, or cause to be delivered, to Buyer, a duly executed Bill of Sale, substantially in the form of Exhibits A attached hereto;

(b)   deliver, or cause to be delivered, to Buyer, a Transition Services Agreement (the “Transition Services Agreement”), substantially in the form of Exhibit G attached hereto, duly executed by Seller;

(c)   deliver, or cause to be delivered, to Buyer, a Patent License Agreement (the “Patent License Agreement”), substantially in the form of Exhibit J attached hereto, and a Trademark License Agreement (collectively with the Patent License Agreement, the “License Agreements”), substantially in the form of Exhibit K attached hereto, each duly executed by Seller;

(d)   deliver, or cause to be delivered, to Buyer, an Escrow Agreement (the “Escrow Agreement”), substantially in the form of Exhibit F attached hereto, duly executed by Seller; and

(e)   deliver, or cause to be delivered, to the Buyer a certificate of either the President or Chief Financial Officer of Seller dated as of the Closing Date and certifying as to (a) the accuracy of the representations and warranties contained in Article 3 as of the Closing Date and (b) the absence of any Material Adverse Effect, in a form reasonably acceptable to Buyer and its counsel.

2.2.2        At the Closing, Buyer will:

(a)   deliver, or cause to be delivered, to Seller, the Transition Services Agreement, duly executed by Buyer;

(b)   deliver, or cause to be delivered, to Seller, the License Agreements, each duly executed by Buyer;

(c)   deliver, or cause to be delivered, to Seller, the Escrow Agreement, duly executed by Buyer; and

(d)   pay to the Seller the Purchase Price in accordance with Section 1.2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule attached hereto as Exhibit D and referencing the specific section of this Article 3 (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows (Notwithstanding the foregoing, the parties acknowledge and agree that the Disclosure Schedule, if any, delivered at the Effective Date may be supplemented and amended by Seller prior to the Closing, subject to the acceptance of Buyer, such acceptance not to be unreasonably withheld or delayed, such reasonableness to be determined with respect to typical asset purchase transactions of the type contemplated herein):

3.1           Organization and Capitalization.  Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the province of British Columbia and has full power and authority to carry on its business as now being conducted.

3.2           Authorization.  The execution, delivery and performance by Seller of this Agreement, and all documents and instruments contemplated hereby, referenced herein or executed in connection herewith (collectively, the “Related Documents”), and the consummation by Seller of the transactions contemplated hereby and therein, have been duly authorized and approved by all necessary proceedings of Seller and its Partners.  This Agreement and each of the Related Documents have been duly executed and delivered by Seller and each constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

3.3           Title; Condition of Assets.  Except as set forth on the Disclosure Schedule, Seller has good, marketable and insurable title to all of the Assets, free and clear of all mortgages, liens (tax or otherwise), pledges, charges, leases, encumbrances, claims or restrictions of any kind or character.  The Assets are in good operating condition with no known defects, excepting normal wear and tear, and conform with all applicable laws, regulations, ordinances and the like.  The Assets constitute all of the material rights and properties, tangible or intangible, real or personal, which are used in the conduct of the Business.  No other material properties or rights, whether or not owned by Seller, are required for the operation of the Business.  Seller is in possession and operating control of all of its assets, properties and rights related to the conduct of the Business.  The Assets are not subject to any liability or obligation of whatever nature, whether known or unknown, absolute, accrued, contingent or otherwise, other than the Assumed Liabilities.

3.4           No Violation.  The execution, delivery and performance of this Agreement and the Related Documents by Seller will not (with notice and/or the lapse of time) result in a breach or violation of, or constitute a material default under, its Certificate of Limited Partnership or Limited Partnership Agreement as such organizational documents have been amended or under any agreement to which Seller is a party or by which Seller is bound, and will not be in violation of any constitution, statute, judgment, order, rule, regulation or other restriction in effect at the Closing Date of any court or federal, state or other Governmental Authority having jurisdiction over Seller or the Assets.  Seller is not a party to, subject to or bound by any agreement or judgment, order, writ, injunction or decree of any court or federal, state or other Governmental Authority that prevents or impairs the consummation of the transactions contemplated by this Agreement or the Related Documents or the rights of the Buyer hereunder and thereunder.

3.5           Governmental Authorities.  Except as set forth in the Disclosure Schedule, Seller is not required to submit any notice, report or other filing to any Governmental Authority nor is any consent, approval or authorization of any Governmental Authority required to be obtained by Seller in connection with the consummation of the transactions contemplated hereby or in the Related Documents.

3.6           Financial Statements.   The Disclosure Schedule contains an unaudited Balance Sheet of Seller (“Balance Sheet”) as at December 31, 2004 (the “Balance Sheet Date”), and a Statement of Income and Expense of Seller for the twelve -month period then ended (the “Income Statement”), collectively referred to herein as the “Financial Statements.”  The Balance Sheet fairly and accurately represents the financial position of SBLP as of the Balance Sheet Date and the Income Statement accurately represents the results of the operations of SBLP for the twelve-month period ended December 31, 2004.  Each of the Balance Sheet and the Income Statement has been prepared in accordance with Canadian GAAP.

3.7           Brokers.  Neither Seller nor its officers, employees or agents have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby or the Related Documents.

3.8           Inventory.  All inventory of Seller reflected on the Balance Sheet is (except to the extent of reserves reflected thereon) of a quality and quantity usable and salable in the ordinary course of the Business as of the Balance Sheet Date, and all such inventory is reflected on the Balance Sheet with adequate provisions or adjustments for damaged, defective or excess inventory, slow-moving inventory and inventory obsolescence and shrinkage at the lower of cost or realizable market value using a standard costing method of valuation in accordance with Canadian GAAP consistently applied.

3.9           Litigation.  Except as set forth in the Disclosure Schedule, there are no claims, actions, litigation, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting any of the Assets, the Business or the consummation of the transactions contemplated hereby or the Related Documents, at law or in equity or before or by any governmental or regulatory authority, agency or instrumentality or before any arbitrator of any kind, and to the knowledge of Seller there is no valid basis for any such claim, action, litigation, suit, proceeding or investigation.  The Disclosure Schedule contains a list and brief description of all claims, actions, litigation, suits, hearings, proceedings or investigations relating to the Assets or the Business which resulted in a judgment, settlement, compromise, release, payment or award of any nature and which arose within three years prior to the Closing Date.  No governmental or regulatory authority, agency or instrumentality has at any time challenged or questioned the legal right of Seller to sell any of its products or to provide any of its services in the present manner or as contemplated in the conduct of the Business.

3.10         Contracts.  Seller is not (and, to the knowledge of Seller no other party is) in breach or default under (with notice and/or the lapse of time), and there is no valid basis for a claim of breach or default under, any material agreement, instrument, commitment, contract or other obligation of any type to which Seller is a party or is bound, or to which the Assets or Business are subject, and no event has occurred which constitutes or, with the lapse of time and/or the giving of notice, will constitute such a breach or default.  The Assets are not subject to any agreement, contract, commitment or instrument maintained by Seller, or other obligation, whether written or oral and of whatever nature.  A true copy of each agreement, contract, commitment or instrument of the type set forth above has been provided to Buyer’s counsel prior to Closing and an accurate listing of same has been set forth in the Disclosure Schedule (“Scheduled Contracts”).  All Scheduled Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms.  To the knowledge of Seller all parties to such Scheduled Contracts have complied with the provisions thereof; no such party is in default under any of the terms thereof and no event has occurred that (with the passage of time and/or the giving of notice) would constitute a default by any party under any provision thereof.

3.11         Compliance with Law.  Seller is, in the conduct of the Business and ownership and use of the Assets, in compliance with all applicable foreign, federal, provincial or local laws, statutes, rules, regulations, ordinances, codes, orders, licenses, franchises, permits, authorizations and concessions (collectively, “Regulations”), as such apply to the Assets, including without limitation, any applicable intellectual property law or other Regulations in respect of any of Seller’s operations related to its business, except where its non-compliance would not have a material adverse effect on the Assets or the transactions contemplated by this Agreement.

3.12         Licenses, Permits and Authorizations.  The Disclosure Schedule contains a list of all approvals, authorizations, consents, licenses, franchises, orders and other permits of, and filings with, any governmental authority, whether foreign, federal, provincial or local (“Permits”), which are required for or benefit the Assets or the conduct of the Business.  All Permits are in full force and effect.

3.13         Environmental Matters.

(a)           The operations of Seller are currently and have at all times been in compliance in all material respects with all applicable Environmental Laws.

(b)           There are not currently nor, to the Knowledge of Seller,  have there even been any underground storage tanks on any real property owned, operated or leased by Seller.  No Hazardous Material has been stored, generated, treated, discharged or released in or upon any real property owned, operated or leased by Seller during the period of such ownership or before the period of Seller’s or, to Seller’s Knowledge,  a predecessor of Seller’s, ownership, lease or operation in violation of, or in a quantity reportable under, any Environmental Law or that is reasonably likely to result in any material Environmental Costs and Liabilities.

(c)           Seller is not subject to any Environmental Costs and Liabilities, and, to Seller’s Knowledge, no facts or circumstances exist which could give rise to any Environmental Costs and Liabilities.

(d)           The Disclosure Schedule lists all Environmental Permits maintained by Seller.  Such Environmental Permits are all Environmental Permits necessary for Seller’s operations and (i) Seller is in compliance in all respects with such Environmental Permits, (ii) there are no Legal Proceedings pending nor, to Seller’s Knowledge, threatened to revoke, cancel or suspend such Environmental Permits, (iii) Seller has not received any notice from any Governmental Authority to the effect that there is lacking any Environmental Permit required for the operations of the Business or for the current use or operation of any property owned, operated or leased by Seller or any of its Affiliates and (iv) the consummation of the transactions contemplated hereby will not constitute a transfer or assignment of any such Environmental Permits nor will such consummation require any filing or registration with or notice to any Governmental Authority and all such Environmental Permits shall remain in full force during the period covered by the Transition Services Agreement.

(e)           Neither Seller nor any of its Affiliates nor, to Seller’s Knowledge, any predecessor of Seller or such Affiliates, are subject to any outstanding order, request or demand of any Governmental Authority or other Person, or, to the Knowledge of Seller, any federal, provincial, local or foreign investigation respecting (i) actual or alleged violations of Environmental Laws, (ii) any Remedial Action or (iii) any Environmental Costs and Liabilities.  Neither Seller nor any of its Affiliates, nor to Seller’s knowledge, any predecessor of Seller or its Affiliates, have received any written notice from any Governmental Authority or other Person, respecting any violation of Environmental Laws.

(f)            There are no Legal Proceedings pending or, to the Seller’s knowledge, threatened against Seller or any of its Affiliates, alleging the violation of any Environmental Law or Environmental Permit.

(g)           Neither Seller nor any of its Affiliates nor, to the Seller’s knowledge, any predecessor of Seller or any of its Affiliates, has filed any notice under federal, provincial or municipal law indicating past or present generation, transportation, treatment, storage or disposal of or reporting a Release of any Hazardous Material.

(h)           None of the operations of Seller nor any of its Affiliates or, to Seller’s knowledge, of any predecessor of Seller or such predecessor’s Affiliates, involves or previously involved, except in compliance with all Environmental Laws, the generation, transportation, treatment, storage or disposal of Hazardous Material.

(i)            Seller has not received notice of liability or potential liability at, nor are there any pending or, to Seller’s Knowledge,  threatened Legal Proceedings with respect to, any facility at which Seller or its Affiliates, or to Seller’s knowledge, any predecessor of Seller or such predecessor’s Affiliates, has transported, disposed of, or arranged for the transportation to or disposal of any Hazardous Material.

(j)            There has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Seller or any of its Affiliates, nor to Seller’s knowledge, any predecessor of Seller or such predecessor’s Affiliates or any property or facility now or previously owned or leased by Seller or any of their respective Affiliates, other than those listed on the Disclosure Schedule, copies of which have been delivered to Buyer.

(k)           To Seller’s Knowledge, there is no asbestos, asbestos-containing building materials, polychlorinated biphenyls, or urea formaldehyde presently in use or otherwise located at any real property currently owned, operated, occupied or leased by Seller.

3.14         Tax Matters.  With respect to the Business, Seller (and each of the Partners in connection with the activities of Seller) has duly filed on a timely basis all Tax Returns required to be filed by it and has paid, or contested in good faith, all material Taxes that are due and payable, and all assessments, reassessments, penalties, interest and fines due and payable by it, the non-payment of which could result in a Tax Lien on the Assets.  Seller (and each of the Partners in connection with the activities of Seller) is not now the subject of a Legal Proceeding concerning any Tax that could result in a Tax Lien against the Assets and the Partners have been issued Canadian federal and provincial assessments in respect of all Taxes covering all periods up to and including December 31, 2004.  There are no Tax Liens for Taxes other than Permitted Encumbrances upon any of the Assets and no event has occurred that with the passage of time or the giving of notice, or both, could reasonably be expected to result in a Tax Lien other than permitted Encumbrances on any of the Assets.  The Seller and the Partners are not aware of any liability or contingent liability for Taxes or any grounds for an assessment or reassessment of any Taxes, including aggressive treatment of income, expenses, credits or other claims for deduction under any Tax Return, where such liability could result in a Tax Lien on the Assets.  The Seller and the Partners are not non-residents of Canada for purposes of the Income Tax Act (Canada).

3.15         Intangible Property Rights.  The Disclosure Schedule lists all patents, patent applications, inventions, licenses, trade names, trademarks, service marks, brandmarks, registered copyrights or registrations or applications therefor, franchises and other assets of like kind (such assets and rights herein called “Rights”), used in the Business, which are registered in the name of Seller or which affect the Assets in any manner whatsoever (including any such rights held by Affiliates), the ownership of all the foregoing being separately stated.  The expiration dates, if any, of each of the Rights are set forth in the Disclosure Schedule by product.  Seller owns or possesses license rights to all Rights used in the conduct of the Business; such Rights are adequate for the conduct of the Business and will not be adversely affected by the transactions contemplated hereby and in the Related Documents; and to Seller’s knowledge are not being infringed or violated by any other person or entity.  All Rights are, and upon the consummation of the transactions contemplated by this Agreement and the Related Documents will be, vested in Buyer free of any equities, claims, liens, encumbrances or restrictions of whatever nature and Seller has not granted any license or right thereto to others.  No products sold or services provided by Seller infringe the rights of others.  All licenses granted to Seller by others with respect to the Business are set forth in the Disclosure Schedule, and except as set forth on the Disclosure Schedule all such licenses are freely assignable.  No director, officer, employee, agent or affiliate of Seller owns, directly or indirectly, in whole or in part, any Rights which have been used in the Business by Seller, or the use of which is necessary for or in furtherance of the Business as now conducted or which affect the Assets in any manner whatsoever.  All technology, data, processes, formulas, trade secrets and the like used in the operation of the Business (herein called “Know-How”) are owned exclusively by Seller, free of any equities, claims, liens, encumbrances or restrictions of whatever nature and Seller has not granted any license or right thereto to others.  Upon consummation of the transactions contemplated by this Agreement and the Related Documents, Buyer shall have all rights and interest in and to such Know-How and Seller shall maintain such in strict confidence, which obligation of confidentiality shall survive the Closing hereunder.

3.16         Insurance.  The Disclosure Schedule contains a list and brief description of each insurance policy to which Seller has been a party, a named insured or otherwise the beneficiary of coverage at any time in the past three years in connection with the Assets or Business and of individual claims in excess of $50,000, and similar claims in excess, in the aggregate, of $200,000 during any 12-month period, made by Seller within three years prior to the date hereof, under any insurance policies.  Such insurance is adequate in kind and amount to cover known insurable risks of Seller occurring prior to the Closing.

3.17         Employee Relations.  The records maintained by Seller related to the employees of the Seller are accurate and complete.  Seller is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and there are no amounts accrued and/or owing as of the Closing Date in respect of the employees of Seller, including wages, employment insurance premiums, Canada Pension Plan contributions and Workers Compensation premiums and assessments, except as set forth on the Disclosure Schedule.  Seller has no continuing obligation, including any obligation for health, life, medical insurance or other similar fringe benefits to any former employee of the Seller.  Seller has no liability with respect to employees who have been terminated or given notice of termination prior to the Closing Date.  Section 3.17 of the Disclosure Schedule sets forth a true, correct and complete list of the employees of the Seller, their names, job descriptions, ages, dates of hire, length of service, salary or wage rates, bonus and commission arrangements, benefit entitlement, immigration status, if any, and status as full-time or part-time, permanent or temporary and the length of any temporary or fixed term employment.  Section 3.17 of the Disclosure Schedule sets forth a list of all employment or compensation agreements with each officer and employee of Seller (including all severance, “stay-put” and similar agreements and all agreements which result in the creation or occurrence of any right, duty or obligation based upon, or as a result of, any change of control of Seller or its assets).  To Seller’s Knowledge, no employee has any plans to terminate employment with Seller.

3.18         Labor Matters.  Seller has not experienced any labor disputes or any work stoppages due to labor disagreements and to Seller’s Knowledge there is no such dispute or work stoppage threatened against Seller.  No employee of Seller is represented by any union or collective bargaining agent and to the Knowledge of Seller, there has been no union organizational effort in respect of any employees of Seller since the formation of Seller.  No trade union has applied to have Seller declared a related employer pursuant to the Labour Relations Code (British Columbia ) or any similar legislation in any jurisdiction in which the Seller carries on business.  There are no pending or, to the knowledge of Seller, threatened Legal Proceedings by any Person or Governmental Authority against Seller with respect to any violation or alleged violation of any applicable federal, state or local laws, rules or regulations (a) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin or age or (b) relating to employment or labor, including, without limitation, those related to immigration, wages, hours or plant closing.

3.19         Benefit Plans.

(a)           The Disclosure Schedule identifies each deferred compensation, bonus or incentive compensation, equity incentive or purchase, severance, termination pay, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, incentive or other compensation, mortgage assistance, pension or supplemental pension plan, retirement compensation arrangement, group registered retirement savings plan, deferred profit sharing plan, employee profit sharing plan, savings, retirement or supplemental retirement plan, program or arrangement or any other plan, program, or arrangement for the benefit of the employees of the Seller, whether funded or unfunded, formal or informal, that is maintained, contributed to or required to be contributed to, by Seller, or to which Seller is a party, or bound by, or under which Seller has any liability or contingent liability with respect to or relating to the Business or the Assets for the benefit of employees or former employees of Seller and their dependents (the “Benefit Plans”).

(b)           A true, current and complete copy of each Benefit Plan (as amended to date) and the literature, booklets, summaries or manuals prepared for or circulated to employees generally concerning each Benefit Plan has been provided to Buyer for its information, even though the Benefit Plans do not constitute part of the Assets.

(c)           Each of the Benefit Plans is, and has been, established, registered, qualified, administered and invested in compliance with (i) the terms thereof, (ii) all applicable laws, including, without limiting the generality of the foregoing, the applicable tax legislation, (iii) the administrative practices of the Tax Authorities; and Seller has not received, in the last three (3) years, any notice from any person questioning or challenging such compliance (other than in respect of any claim related solely to that person), and Seller has no knowledge of any such notice from any person questioning or challenging such compliance beyond the last three (3) years.

(d)           None of Seller and any of its agents are in breach of their fiduciary duty with respect to the Benefit Plans.

(e)           All obligations due under the Benefit Plans (whether pursuant to the terms thereof or any applicable laws) have been satisfied, and there are no outstanding defaults or violations thereunder by Seller nor does Seller have any knowledge of any default or violation by any other person to the Benefit Plans.

(f)            Except as set forth on the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due (other than the expiration of eligibility for the exercise of options and to claim benefits under) any current or former director, officer or employee of Seller, (ii) increase any compensation of any current or former director, officer or employee of Seller, (iii) increase any benefits otherwise payable under any Benefit Plan, or (iv) result in the acceleration of the time of payment or vesting of (other than the expiration of eligibility for the exercise of options and to claim benefits under) any such compensation or benefits.

(g)           All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of the Benefit Plans have been paid in a timely fashion in accordance with the terms thereof and all applicable laws, and no Taxes or fees are owing or exigible under any of the Benefit Plans.

(h)           There is no Legal Proceeding by any applicable Governmental Authority pending or, to the knowledge of Seller, threatened in respect of any of the Benefit Plans or their assets, and, to the knowledge of Seller, no facts exist which could reasonably be expected to give rise to any such proceeding, action, investigation, suit or claim (other than routine claims for benefits).

(i)            Each of the Benefit Plans which has or purports to have tax-favoured treatment at the date hereof meets all requirements for tax-favoured treatment in effect as of the date hereof and has complied with the Tax Act and the administrative practices of Canada Revenue Agency, to the extent it purports to qualify for such treatment.

(j)            Each of the Benefit Plans which purports to qualify as a particular type of plan under the Tax Act at the date hereof meets all requirements for such qualification in effect as of the date hereof and has complied with the provisions of the Tax Act and the administrative practices of Canada Revenue Agency applicable to such plan.

(k)           Except as set forth on the Disclosure Schedule, Seller does not provide, and is not obligated to provide, medical, hospital, dental, life or other benefit under any Benefit Plan to any current or former employee after his or her termination of employment with Seller.

3.20         Banks.  The Disclosure Schedule sets forth:  (i) the name of every bank in which an account or safe deposit box comprising part of the Assets is located; (ii) the identifying numbers of all such accounts and safe deposit boxes and (iii) the names of all persons having power to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of Seller in connection with such accounts or safe deposit boxes.

3.21         Capital Expenditures.  The Disclosure Schedule sets forth a list of each of Seller’s approved capital expenditure projects (including without limitation, each construction project) involving in excess of $50,000 including:  (i) projects which have been commenced but are not yet completed; (ii) projects which have not been commenced and (iii) projects which have been completed in respect of which payment has been made, within the past twelve (12) months.

3.22         Products Liability and Personal Injury Claims.  The Disclosure Schedule sets forth a list of all claims for products liability or personal injury due to, resulting from or associated with, any product manufactured or supplied by Seller now pending against Seller or which have been pending against Seller at any time during the past three years.

3.23         Product Warranties.  The Disclosure Schedule sets forth the forms of Seller’s product warranties that are currently applicable to products sold by Seller or in respect of which Seller is obligated.

3.24         Absence of Certain Changes.  Except as set forth in the Disclosure Schedule, since the Balance Sheet Date, Seller has operated its business in the ordinary and usual course and in a manner consistent with past practice, and without limiting the generality of the foregoing, there has not been:

(a)           any change or any event, occurrence, development or fact that alone or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Seller;

(b)           any amendment to Seller’s Certificate of Limited Partnership or Limited Partnership Agreement as such organizational documents have been amended;

(c)           any employment contract or collective bargaining agreement, written or oral, entered into or materially modified by Seller, any increase in or agreement to increase the base compensation payable to (except such increases which are in the ordinary course of the Business, consistent with past practice, or as otherwise disclosed herein) or any other material change in employment or compensation or benefits with respect to any director, officer or employee, or adoption, repeal, amendment or modification of any bonus, profit-sharing, retirement deferred compensation, incentive, severance or other Benefit Plan, contract or commitment by Seller;

(d)           any incurrence or assumption by Seller of any material Indebtedness;

(e)           the imposition of any material Encumbrance upon any of the assets, tangible or intangible, of Seller;

(f)            any material damage, destruction or loss with respect to the properties or assets of Seller, whether or not covered by insurance;

(g)           any payment, loan or advance of any amount to, or sale, transfer or lease of any of Seller’s assets to, or any agreement or arrangement with, any shareholder of Seller or any of their respective Affiliates;

(h)           any change in the Tax or accounting principles, methods, practices or procedures followed by Seller or any change in the depreciation or amortization policies or rates theretofore adopted by Seller, except as required by Canadian GAAP and disclosed to Buyer;

(i)            any change or revocation by Seller of any Tax election or any agreement or settlement with any Taxing Authority;

(j)            any acquisition by Seller by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

(k)           any sale, lease or other transfer or disposition by Seller of a material amount of its assets, tangible or intangible, other than for fair consideration in the ordinary course of business in a manner consistent with past practice;

(l)            any contract (or series of related contracts) entered into by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

(m)          any acceleration, termination, material modification or cancellation of any contract involving more than $25,000 individually (or $50,000 in the aggregate) to which Seller is a party or by which it or its properties is bound;

(n)           any capital expenditure (or series of related capital expenditures) by Seller either involving more than $25,000 individually (or $50,000 in the aggregate) or outside the ordinary course of business;

(o)           any capital investment in, any loan to or any acquisition of the securities or assets of, any other person;

(p)           any material delay or postponement of payment of accounts payable or other liabilities of Seller outside the ordinary course of business consistent with past practice;

(q)           any cancellation, compromise, waiver or release of any material right or claim of Seller outside the ordinary course of business;

(r)            any license or sublicense of any rights of Seller under or with respect to its intellectual property Rights; or

(s)           any agreement, undertaking or legal obligation, whether in writing or otherwise, by Seller to do any of the foregoing.

3.25         Title to Property; Leases; Encumbrances.

(a)           Except as set forth on the Disclosure Schedule, Seller has good and valid title to all assets (other than real property or interests in real property) reflected on the Balance Sheet or thereafter acquired, except for those since sold or otherwise transferred or disposed of in the ordinary course of business consistent with past practice, in each cash free and clear of Encumbrances other than Permitted Liens.

(b)           Seller does not own and has never owned any fee interest in any real property.  The Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by Seller (“Leased Real Property”).  Seller has a good and valid and binding leasehold interest in the Leased Real Property, free and clear of all Encumbrances except Permitted Liens.  Seller has no obligations to perform any capital improvements and all capital improvements required to be made by Seller under the leases are fully paid for.

(c)           To the Knowledge of Seller, the plants, buildings and structures leased by Seller are substantially free of defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are substantially suitable for their present uses and are structurally sound (including, without limitation, the roofs thereof).

(d)           The equipment owned and leased by Seller is substantially free of defects, in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is substantially suitable for its present uses.

3.26         Products.  Set forth on the Disclosure Schedule is a list of all of Seller’s products.  Each of the products sold by Seller:  (a) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (b) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such product or in connection with its sale.  There is no design or manufacturing defect with respect to any of such products.  Except as set forth on the Disclosure Schedule, Seller has not received written notice of any product warranty claims in excess of $1,000 in 2004 or in 2005 prior to the Closing Date.

3.27         Notes and Accounts Receivable.  All notes and accounts receivable of Seller are reflected properly on its books and records.  Seller did not change its collection practices in contemplation of the Closing.  The accounts receivable included in the Assets (the “Accounts Receivable”) are valid receivables subject (to Seller’s Knowledge) to no setoff or counterclaims.  The Accounts Receivable are current and collectible pursuant to the past custom and practice of Seller in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

3.28         Payments.  Neither Seller, nor any of its officers, directors, employees or, to the Knowledge of Seller, agents, has, directly or indirectly, within three years prior to the date hereof, given or made or agreed to give or make any material political contribution or any material questionable, improper or illegal commission, payment, gratuity, gift, or similar benefit to any customer, supplier, governmental employee or other person (foreign or domestic) who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction).  Seller, has not participated, during such period, directly or indirectly, in any boycotts or similar practices in connection with the Assets.

3.29         Customers and Suppliers.  The Disclosure Schedule hereto contains a list of Seller’s ten largest customers and suppliers (measured by dollar volume in each case) during the calendar year 2004 and during the first two months of 2005, showing with respect to each, the name and address, dollar volume and nature of the relationship (including the principal categories of products bought or sold).  Seller is not required to provide any bonding or other financial security arrangements in connection with any of the transactions with any of its customers or suppliers in the ordinary course of the Business.  Seller has not received any direct communication (whether oral or written) of any intention of any customer identified on the Disclosure Schedule to discontinue its relationship as a customer of, or materially reduce its purchases from Seller (or, post-Closing, from Buyer).

3.30         No Misstatements.  Neither this Agreement or the Related Documents, nor any other document, certificate or written statement prepared or furnished by Seller or its representatives and furnished to Buyer or Buyer’s representatives in connection herewith or therewith, contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading as of the date hereof or thereof.

3.31         Section 167 Related Representations.  In selling the Assets as set forth in this Agreement, Seller is making a supply (i.e., a sale) of “a business” or “part of a business”.  Seller further represents that the Business was carried on by Seller.  Buyer will be acquiring ownership and use of “all or substantially all” of the property that can reasonably be regarded as being “necessary” for Buyer to be capable of carrying on the Business.  Seller will make a joint election in prescribed form under Section 167 and assist Buyer in filing such election.  Terms and phrases in this Section 3.31 not otherwise defined shall have the meaning given under Section 167 of the ETA.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as follows:

4.1           Organization; Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

4.2           Authority Relative to Agreement.  The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and therein, have been duly and validly authorized by all necessary corporate action of Buyer.  This Agreement and the Related Agreements have been duly executed and delivered and constitute the legal, valid and binding obligations of Buyer, each enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor’s rights.  Buyer is not engaged in or a party to, or to Buyer’s knowledge, threatened with any action, suit or other legal proceeding, and is not subject to any judgment, order, writ, injunction, stipulation or decree of any court or governmental agency restricting the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and therein.

4.3           No Conflict with Other Instruments or Agreements.  The execution, delivery and performance of this Agreement or the Related Agreements by Buyer will not result in a material breach or violation of, or constitute a material default under, Buyer’s Certificate of Incorporation, Bylaws or any agreement to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s property is subject and, to the best of Buyer’s knowledge, will not be in violation of any statute, judgment, order, rule or regulation in effect at the date hereof of any court or federal, state or other regulatory authority or governmental body having jurisdiction over Buyer.

4.4           Brokers.  Neither Buyer nor its Affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby or the Related Documents that could result in an obligation or liability to Seller.

4.5           Tax Matters.  Buyer is a registrant for purposes of the ETA, with registration number 84573 6479 RT0001.  Buyer shall prior to Closing be registered under the Social Services Tax Act (British Columbia).

ARTICLE 5

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, except to the extent that Buyer shall have waived such satisfaction in writing:

5.1           Performance.  Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller on or before the Closing Date.  Buyer shall have received a certificate of either the President or Chief Financial Officer of SHC dated as of the Closing Date and certifying to the fulfillment of the conditions referred to in this

Section and the absence of any material adverse change, in a form reasonably acceptable to Buyer and its counsel.

5.2           Non-Competition Agreements.  Seller and Partners shall have each entered into the Non-Competition Agreement (“Non-Competition Agreement”) in substantially the same form as attached Exhibit E.

5.3           Certain Agreements.  Seller and Buyer shall have entered into the Bill of Sale.

5.4           Opinion of Seller’s Counsel.  Buyer shall receive an opinion of the Seller’s counsel, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel.

5.5           Escrow Agreement.  Seller shall have entered into the Escrow Agreement.

5.6           Transition Services Agreement.  Seller shall have entered into the Transition Services Agreement.

5.7           Patent and Trademark License Agreements.  Seller shall have entered into each of the License Agreements.

5.8           Approval.  This Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been approved by the general partner of Seller, by the Board of Directors of SBC and by Buyer’s Board of Directors.

5.9           Governmental Approvals.  As of the Closing, all authorizations, approvals or permits of or filings with any governmental authority that were required by law prior to and in connection with the transfer of the Assets or the transactions contemplated by this Agreement or the Related Documents shall have been duly obtained or made and shall be effective as of the Closing.

5.10         Bulk Sales Compliance.  Seller shall have complied with any applicable bulk sales laws and regulations, or provided its indemnity for any Claims and Losses (as defined in Section 7.1) resulting from failure to so comply in lieu thereof

5.11         Third Party Arrangements and Approvals.  Seller shall have confirmed to Buyer’s satisfaction the continuation of all Seller’s key employees and the receipt of approvals to assignment from the parties to the material contracts identified in Exhibit L (the “Material Contracts”) to the transactions contemplated herein such that all Material Contracts and other rights of Seller remain in full force and effect after the Closing.

5.12         Employee Agreements.  The Buyer’s offers of employment made pursuant to Article 8 shall have been accepted in writing by:  Ariel Louwrier, Ping Cheng Ye, Lijuan Sun and fifteen (15) of the other Employees as defined in Article 8 and each of the Transferring Employees as defined in Article 8 shall have executed the Proprietary Information and Inventions Agreement in the form provided by Buyer and its counsel.

5.13         Guaranty Agreement.  Partners and Buyer shall have entered into the Guaranty Agreement in substantially the same form attached hereto as Exhibit H.

5.14         License with Brookhaven.  Seller shall have entered into a license or licenses with Brookhaven National Laboratory or its affiliates providing all rights necessary under U.S. Patents 4,952,496, 5,693,489 and 5,869,320 covering its use of the T7 technology for the production and sale of proteins and antibodies to the research market in a manner acceptable to Buyer, and shall use its commercially reasonable best efforts to effectively assign such license or licenses to Buyer on or prior to Closing.

ARTICLE 6

CONDITIONS PRECEDENT TO THE
OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions precedent, except to the extent that the Seller shall have waived in writing such satisfaction.

6.1           Performance.  Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.  Seller shall have received a certificate of the President or Chief Financial Officer of the Buyer dated as of the Closing Date and certifying to the fulfillment of the foregoing, in a form reasonably acceptable to Seller and its counsel.

6.2           Approval.  This Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been approved by the general partner of Seller, by the Board of Directors of SBC and by Buyer’s Board of Directors.

6.3           Governmental Approvals.  As of the Closing, all authorizations, approvals or permits of or filings with any governmental authority that were required by law prior to and in connection with the transfer of the Assets or the transactions contemplated by this Agreement or the Related Documents shall have been duly obtained or made and shall be effective as of the Closing.

ARTICLE 7

INDEMNIFICATION AND ESCROW AGREEMENT

7.1           Grant of Indemnity.  After the Closing, the indemnification rights provided in this Article 7 shall be the exclusive remedy of Buyer, Seller and the Buyer Affiliates and Seller Affiliates (as defined below) with respect to the matters contemplated by this Agreement, other than non-monetary remedies sought with respect to the breach of any agreement or covenant contained herein.

(a)           Indemnification by Seller and Partners.  As an inducement to Buyer to enter into this Agreement and the Related Documents, and acknowledging that Buyer is relying on the indemnification provided in this Section 7 in entering into this Agreement and the Related Documents, Seller and Partners agree to indemnify, defend and hold harmless Buyer and its affiliates, parent corporation and subsidiaries, and their respective employees, officers, directors, representatives, agents, counsel, successors and assigns (collectively, “Buyer Affiliates”), from and against any claims, losses, liability, obligations, lawsuits, judgments, settlements, governmental investigations, deficiencies, damages, costs or expenses of whatever nature, whether known or unknown, accrued, absolute, contingent or otherwise including, without limitation, interest, penalties, attorneys’ fees, costs of investigation and all amounts paid in defense or settlement of the foregoing, reduced by and to the extent of any insurance proceeds received with respect to any of the foregoing (collectively “Claims and Losses”), suffered or incurred by Buyer or Buyer Affiliates as a result of or in connection with the following: (i) any and all debts, liabilities and obligations of Seller not expressly assumed by Buyer in this Agreement or any Related Document; (ii) a breach of any obligation, representation, warranty, covenant or agreement of Seller in this Agreement or any Related Document, or false statement by Seller in any representation or warranty contained in this Agreement or any Related Document or any document furnished or required to be furnished hereby or thereby; (iii) any litigation arising out of or based upon events or operative facts to the extent such events or facts occurred prior to or on the Closing Date in connection with the Seller or the Assets, whether or not disclosed on the Disclosure Schedule, including without limitation, claims made by employees or former employees of Seller; (iv) any and all claims, including legal, administrative or creditor claims or actions, in connection with the Seller or the Assets or the transfer of Assets hereunder, to the extent facts material to any such claim or cause of action pleaded or stated there occurred prior to or on the Closing Date; and (v) costs and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with any demand, action, suit, proceeding, assessment or judgment incident to any of the foregoing (collectively, “Buyer’s Damages”).

(b)           Indemnification by Buyer.  As an inducement to Seller to enter into this Agreement and the Related Documents, and acknowledging that Seller is relying on the indemnification provided in this Section 7 in entering into this Agreement and the Related Documents, Buyer agrees to indemnify, defend and hold harmless Seller and its affiliates and Partners and their respective employees, officers, directors, representatives, agents, counsel, successors and assigns (collectively, “Seller Affiliates”), from and against any Claims and Losses suffered or incurred by Seller Affiliates as a result of or in connection with the following: (i) a breach of any obligation, representation, warranty, covenant or agreement of Buyer in this Agreement or any Related Document, or false statement by Buyer in any representation or warranty contained in this Agreement or any Related Document or any document furnished or required to be furnished hereby or thereby; (ii) any and all debts, liabilities and obligations of Buyer of any nature arising out of the Assets or the conduct of the Business after the Closing Date except for matters which are the subject of indemnification pursuant to Section 7.1(a); (iii) any litigation arising out of or based upon events or operative facts to the extent such events or facts occurred after the Closing Date, in connection with the Buyer or the Assets or in relation to the Transferring Employees as set forth in and subject to Article 8; (iv) any and all claims, including legal, administrative or creditor claims or actions, in connection with the Buyer or the Assets or the transfer of Assets hereunder, to the extent facts material to any such claim or cause of action pleaded or stated there occurred after the Closing Date; and (v) costs and expenses (including reasonable attorneys’ fees) incurred by Seller Affiliates in connection with any demand, action, suit, proceeding, assessment or judgment incident to any of the foregoing (collectively, “Seller Damages”).

7.2           Cooperation, Notice, Defense and Settlement.

(a)           Each party shall reasonably cooperate in the defense of Claims and Losses.  Without limitation, the cooperation shall include making available documents and or witnesses as may be within the control of the party, assisting the other party to determine all particulars of the Claim and Loss, and identifying and proving counterclaims against the third party.  Each party shall strictly observe all conduct and communication rules that litigation counsel shall impose with respect to the claim or litigation, including, but not limited to, issuance of press releases, public statements and even to statements to individuals within the employ of a party who either do not have a strict need to know, or, to whom communication would be restricted by reason of any protective order in effect.  Each party agrees to use its reasonable efforts to minimize the cost to the other party of its obligation to indemnify for Claims and Losses in accordance with this Article 7, including taking reasonable steps to mitigate all Claims and Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Claims and Losses.

(b)           Each party agrees to give prompt notice to the other, of any claim against the other, which might give rise to a claim based on the indemnity contained in Sections 7.1(a) and (b),

stating the nature and basis of the claim and the amount thereof.  Failure to so notify a party will relieve it of liability only to the extent that such failure adversely affects such party’s ability to defend such claim.

(c)           In the event any claims, action, suit or proceeding is brought against a party (the “Indemnified Party”) with respect to which the other party (the “Indemnifying Party”) may have liability under the indemnity contained in Sections 7.1(a) and (b) hereof, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim at the Indemnifying Party’s cost, provided that Buyer shall not be required to permit Seller to assume the defense of any third party claim which if not first paid, discharged, or otherwise complied with would result in a material interruption or cessation of the conduct of Buyer’s business or any material part thereof or materially impair the value of the Assets.  Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given by the Indemnified Party, shall be deemed a waiver of any such election.  If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. Whether or not the Indemnifying Party assumes the defense of such claim or litigation, the defending party shall take all steps reasonably necessary in the defense or settlement of such claim or litigation resulting therefrom, including the retention of competent counsel satisfactory to both parties and allowing the other party to participate in at its own cost (but not control the conduct of) all matters pertaining to the defense or settlement of such claim or litigation.

(d)           The defending party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of Indemnifying Party, unless (and to the extent that) such settlement only requires the payment of a monetary amount for which the defending party has agreed to be solely responsible.  The Indemnifying Party’s consent to the settlement of any such claim, suit or proceeding by the defending party shall not be unreasonably withheld.

(e)           To the extent an Indemnifying Party discharges any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against third parties.

7.3           Interest.  In the case of payments to third parties (including federal, state, local or other tax authorities) which are indemnifiable hereunder, the amount of the indemnifying party’s liability under this Article 7 with respect thereto shall include interest on the amount of such payment from the effective date of the indemnified party’s notice of such payment to the indemnifying party or the date on which such payment is made (whichever is later) through the date on which the indemnified party shall have been indemnified therefor, at a simple rate of interest equal to eight percent (8%) per annum; provided, in no event shall such rate exceed the maximum rate permitted by law.

7.4           Limitations on Indemnification.

7.4.1        Notwithstanding the other provisions of Section 7 hereof, the Buyer agrees that with respect to demands by Buyer for indemnification for Claims and Losses relating to breaches of representations or warranties by the Seller:

(a)   The Seller shall indemnify Buyer only to the extent that the aggregate of all Claims actually suffered exceeds Sixty Thousand Dollars ($60,000.00), at which point recovery shall be for all damages incurred up to the full amount.

(b)   The maximum total liability for all Claims shall be the total Purchase Price.

7.4.2        Notwithstanding the other provisions of Section 7 hereof, the Buyer agrees that with respect to demands by Buyer for indemnification for any Claims hereunder against the Seller:

(a)   No demand for indemnification under Section 7 shall be made with respect to any claim to the extent the Claim arises wholly as a result of the passing or amending after the Closing Date of a statute, rule or other government regulation with retroactive effect.

(b)   The amount of any Claim subject to indemnification shall be determined after taking into account the present value of any tax benefits (net of tax detriments) accruing to Buyer (or any member of its consolidated group) as a result of such Claim, but only to the extent that the present value of the tax benefits can be estimated based upon assumptions reasonable under the circumstances.

7.5           Escrow Agreement.  The Holdback shall be maintained in an interest bearing escrow account (“Escrow Account”) established pursuant to the Escrow Agreement until the expiration of the Escrow Period for the purpose of satisfying claims by Buyer Indemnified Parties for indemnification under Section 7.1(a).  Upon expiration of the Escrow Period, and subject to the terms of this Section 7.5 and the Escrow Agreement, the escrow agent shall deliver or cause to be delivered to the Partners the balance, if any, remaining in the Escrow Account.  If, upon expiration of the Escrow Period, any Buyer Indemnified Party shall have asserted a claim for indemnity pursuant to Section 7.1(a) and such claim is pending or unresolved at the time of such expiration, the escrow agent shall retain in escrow an amount of cash equal to the value of the asserted claim until such matter is resolved.

7.6           Survival of Representations, Warranties and Indemnification Obligation.  The indemnification obligations contained in this Article 7 relating to the representations and warranties of the Seller contained in Article 3 and of the Buyer in Article 4 above shall survive the Closing hereunder and shall continue in full force and effect after such Closing for a period of 12 months after the Closing Date; provided, however, that the indemnification obligations contained in this Article 7 relating to the representations and warranties in:

(a)           Sections 3.3, 3.13 and 3.15 shall continue to survive after the Closing Date until the expiration of all applicable statutes of limitations, and

(b)           Sections 3.14 and 3.31 shall continue to survive after the Closing Date until the date which is 60 days after the date on which the last applicable limitation period (i) with respect to Section 3.14, under applicable Regulations relating to Tax matters expires with respect to any taxation year that is relevant in determining any liability with respect to those Tax matters, and (ii) with respect to 3.31, under applicable ETA election regulations.

ARTICLE 8

EFFECT OF CLOSING ON EMPLOYMENT MATTERS

8.1           Employment by Buyer.  Seller and Buyer shall co-operate to effect an orderly transfer to the employ of Buyer of only those employees of Seller whose names are set forth on Exhibit I attached hereto (the “Employees”).

(a)           Notice of Termination and Offer.  No later than ten (10) business days prior to the Closing Date, Seller shall notify the Employees in writing, in a form acceptable to Buyer, of the pending sale of the Business to the Buyer and that, upon Closing, as a result of the sale, their employment will continue with Buyer on terms offered by Buyer and that their employment with Seller will terminate.  On the same day, Buyer shall make to the Employees written offers of employment which shall include the following terms and conditions:

(i)            The job description and terms and conditions of employment will be substantially similar to those then in effect;

(ii)           The salary will be the same as that currently offered by Seller to such Employees; and

(iii)          The balance of the remuneration package (including bonus; RRSP and group extended health, long-term disability and life insurance; but, for the avoidance of doubt, excluding pension or retirement benefits and future equity incentives which will be determined by Buyer) will be substantially similar to that offered by Seller.

(b)           Transferring Employees and Non-Transferring Employees.  No later than four (4) business days prior to the Closing Date, Buyer shall deliver to Seller a list of the names of the Employees who have accepted as of that date Buyer’s offer of employment (the “Transferring Employees”) and of the names of the Employees who have not accepted Buyer’s offer of employment (the “Non-Transferring Employees”).  To the extent any of the Non-Transferring Employees subsequently accept Buyer’s offer prior to the Closing Date, they shall, for the purposes of this Agreement, be considered to be Transferring Employees.

(c)           Non-Transferring Employees.  Seller shall be wholly responsible for all pay in lieu of notice and other severance payments, wrongful dismissal damages and all other costs and expenses (including legal fees) related to the termination of employment of the Non-Transferring Employees and the employees of Seller not listed on Exhibit I and hereby indemnifies Buyer with respect to the same.

(d)           Absent Employees.  Notwithstanding anything else in this Article 8, in respect of any Employee who is absent from work immediately prior to and on the Closing Date on an approved leave of absence, including pregnancy, parental, jury, medical or disability leave, Buyer shall offer employment to such Employee in accordance with the terms of this Article 8, except that for any Employee who is absent from work on such a leave of absence the date of termination of employment with Seller and the date of commencement of employment with Buyer shall be the day after the expiry of the leave.

8.2           Continued Obligations of Seller.

8.2.1        Seller will be responsible and liable for all wages, salary, bonuses, severance pay, notice or pay in lieu of notice, vacation pay and all other benefits in respect of every employee of Seller payable before the Closing Date.

8.2.2        Seller will retain responsibility under its insured Benefit Plans for all amounts payable by reason of, or in connection with, any and all claims incurred before the Closing Date by any Transferring Employee.  For the purposes of this Section 8.2, a claim shall be deemed to have been incurred on the date of occurrence of any injury or the diagnosis of an illness or condition.

8.2.3        Seller will retain responsibility to the Employees for all amounts payable by reason of, or in connection with, any and all claims relating to Seller’s noncompliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours for the period before the Closing Date, regardless of amount, character or description, or whether accrued, contingent, determined, undetermined, known or unknown or otherwise.

8.3           Effect of Closing on Buyer Obligations.  Buyer will be responsible and liable for all wages, salary, bonuses or severance pay, notice or pay in lieu of notice, vacation pay and all other benefits in respect of every Transferring Employee payable after the Closing Date, and hereby indemnifies Seller with respect to same.  Buyer will recognize past service with Seller and SBC of all Transferring Employees for all purposes under the laws of British Columbia, including, without limitation, for the purposes of determining wages, salary, bonuses or severance pay, notice or pay in lieu of notice, vacation pay and all other benefits in respect of any Transferring Employee.

8.4           Limitation on Buyer Obligations.  Buyer shall not assume and shall under no circumstances be responsible for, and Seller shall retain and be responsible for, any liabilities or obligations of Seller related to the employees, consultants and contractors of Seller not listed on Exhibit I, and any Non-Transferring Employees, regardless of amount, character or description, or whether accrued, contingent, determined, undetermined, known or unknown or otherwise, including (without limitation) any obligation or liability whatsoever arising from any employment event or from any employment, consulting or contracting agreement related to the periods or entered into prior to or after the Closing.  Buyer shall not assume and shall under no circumstances be responsible for, and Seller shall retain and be responsible for, all amounts payable by reason of, or in connection with, any and all claims relating to Seller’s noncompliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours for the period before the Closing Date, regardless of amount, character or description, or whether accrued, contingent, determined, undetermined, known or unknown or otherwise.

ARTICLE 9

COVENANTS; TERMINATION

9.1           Conduct of Business by Seller.  Except for matters specifically contemplated by this Agreement, from the Effective Date to the Closing Seller shall conduct the Business in light of the existing circumstances in such a manner as to permit the Seller to perform its obligations under this Agreement and to maintain the ongoing operations of the Business.  In addition, and without limiting the generality of the foregoing, from the Effective Date to the Closing, the Seller shall not do any of the following without the prior written consent of Buyer:

(a)   sell, lease (as lessor), license or otherwise dispose of or subject to any Encumbrances (other than Permitted Liens) any of the Assets or any properties or assets that are material, individually or in the aggregate, to the Seller;

(b)   modify or terminate any contract being assumed by Seller as part of this Agreement or enter into, modify or terminate any such contract that if it had been entered into prior to the date of this Agreement, would have had to be listed on Exhibit D;

(c)   authorize any of, or commit or agree to take any of, the foregoing actions.

9.2           Other Actions.  Seller and Buyer shall not, and shall not permit any of their respective Affiliates to take any action that would, or that is reasonably likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue, other than for such failures to be true and correct that, individually or in the aggregate, have not resulted and are not reasonably likely to result in the condition in Section 5.1 (in the case of the Seller) or Section 6.1 (in the case of Buyer) not being satisfied or (ii) any condition to the Closing set forth in Article 5 and Article 6  not being satisfied.

9.3           Termination.

(a)   This Agreement may be terminated at any time prior to the Closing Date:

(i)                                     by written agreement of both Buyer and Seller;

(ii)           by Seller by written notice to Buyer if the general partner of Seller and the Board of Directors of SBC withholds or withdraws their approval and adoption of this Agreement, in response to a Superior Proposal (as defined below); or

(iii)          subject to Section 9.3(b) below, by written notice from either Seller or Buyer if the Closing shall not have occurred on or prior to May 15, 2005.

(b)   Seller shall pay to Buyer $250,000 in cash (“Termination Fee”) in the event that this Agreement (i) is terminated by Seller pursuant to Section 9.3(a)(ii), or (ii) is otherwise unilaterally terminated by Seller or does not close on or before May 15, 2005 because of Seller’s non-compliance with any one or more of Sections 5.1 through 5.8, 5.13 or 5.14 if Buyer has otherwise performed and complied with its covenants, agreements or conditions to be performed or complied with by it under this Agreement, regardless of the occurrence or non-occurrence of any condition set forth in Section 6.2.  Seller shall be required to pay the Termination Fee to Buyer within ten (10) business days after any such termination.

(c)   “Superior Proposal” shall mean any inquiry, offer or proposal (other than this Agreement or any other inquiry, offer or proposal by Buyer) relating to any transaction or series of related transactions for the sale, merger or other business combination involving Seller on terms that the Board of Directors of Seller concludes in good faith, after consultation with its outside financial advisors, to be more favorable to Seller’s stockholders from a financial point of view than the terms of this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement), and reasonably capable of being consummated.

(d)   In the event that this Agreement is terminated, each of the parties shall return (without retaining copies) all documents and papers containing confidential information (including without limitation technical information, customer lists, financial data and any similar information developed by another party pursuant to this Agreement or in contemplation of the transactions contemplated by this Agreement).  In the event of termination of this Agreement pursuant to this Section 9.3, neither party shall have any obligation to the other whatsoever with respect to this Agreement, the transactions provided for herein or the expenses either of them incurred in connection with or in contemplation of such transactions, except for the Seller’s obligation to pay the Termination Fee to the Buyer as set forth in Section 9.3 (b) and the obligation to return confidential information as set forth in this Section 9.3 (d).

ARTICLE 10

TRANSACTIONS SUBSEQUENT TO THE CLOSING DATE

10.1         Collection of Accounts Receivable After Closing.  Any amounts received as payments on the Accounts Receivable by Seller on or after the Closing Date shall be held by Seller as custodian for Buyer and, further, shall be paid by Seller to Buyer promptly.  Seller shall cooperate, at Buyer’s request and expense or as provided in the Transition Services Agreement, in collecting the Accounts Receivable.

10.2         Further Assurances.  Both before and after the Closing, each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the transactions contemplated hereunder.  From time to time after the Closing Date, the parties shall execute, deliver and acknowledge all such further instruments of transfer and conveyance and shall perform all such other acts as any other party may reasonably request to more effectively transfer the Assets and to otherwise carry out the transactions contemplated by this Agreement and the Related Documents.

10.3         Sales and Use Taxes.  As required by the Social Services Tax Act (British Columbia), any sales, use or other transfer tax which is payable under such act as the result of the transactions contemplated by this Agreement shall be paid by Buyer in full compliance with applicable law.

10.4         Continued Cooperation.  Each of the parties hereto shall continue to cooperate after the Closing to effect the substance and intent of the transactions described in this Agreement.

10.5         Full Access.  Subsequent to the Closing, Seller shall, upon request, provide Buyer and Buyer’s representatives with any information as Buyer may reasonably request in order to verify performance of and compliance with the representations, warranties, covenants and conditions applicable to Seller hereunder or the Related Documents.

10.6         Preservation of Records.  Subsequent to the Closing, Buyer shall, upon request, provide Seller and Seller’s representatives with any information with respect to the Business as Seller may reasonably request in connection with a business purpose, including but not limited to compliance with Seller’s tax and legal obligations.  The parties shall retain until the applicable statutes of limitation have expired (including any extensions), copies of tax returns, supporting work schedules and other records or information which may be relevant for all tax periods or portions thereof ending before and including the Closing Date.

10.7         Transition Services Agreement.  Pursuant to the terms of the Transition Services Agreement, Seller shall (a) provide specified facility and other administrative and support services to the Buyer and (b) make available designated assets for the Buyer’s part time, reasonable use, including specified laboratory equipment, computer hardware and computer software, and (c) upon request, work with the Buyer to help it obtain software licenses equivalent to those of Seller, then duplicate Seller’s information into databases that will be owned by Buyer.  The term of the Transition Services Agreement shall commence on the Closing Date and shall end on December 31, 2005.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1         Investigations and Survival.  The respective representations, warranties, covenants and agreements of Seller and Buyer herein and in the Related Documents, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed modified, waived or otherwise affected by any investigation made by any party or its representatives hereto.

11.2         Successors and Assigns.  This Agreement may not be assigned by a party without the prior written consent of the parties hereto which consent shall not be unreasonably withheld or delayed; provided, however, this Agreement may be assigned and the obligations hereunder delegated by the Buyer to a purchaser or acquiror of all or substantially all of the business, stock or assets of Buyer in whatever form of corporate transaction or to any other corporation or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or under common control with Buyer without the consent of Seller.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, legatees, executors and administrators of the parties.

11.3         Governing Law; Jurisdiction and Venue; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.  The parties agree that any dispute regarding the interpretation or validity of this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts in and for the County of San Diego, California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts.  If any term, covenant or condition of this Agreement is held to be to any extent invalid, void, or otherwise unenforceable by any court or arbitrator, the remainder of this Agreement shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.4         Entire Agreement; Modification and Waiver.  This Agreement, together with the agreements and documents referred to herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings.  All Exhibits and Schedules attached hereto are incorporated herein by this reference.  This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all parties hereto.  No covenant, term or condition or the breach thereof shall be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed.  Any waiver of breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition.  The failure of any party to insist upon strict performance of any covenant, term or condition hereunder shall not constitute a waiver of such party’s right to demand strict compliance therewith in the future.  Time is of the essence for purposes of each and every provision of this Agreement.

11.5         Notices.  All payments, notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered personally (which shall include delivery by courier or overnight delivery service) or sent by certified or registered mail postage prepaid, certified or return receipt requested, or sent by facsimile transmission, to the parties at their respective address set forth below or at such other address as shall be given in writing by a party to the other party.  Items delivered personally or by facsimile transmission shall be deemed delivered on the date of actual delivery; items sent by certified or regular mail shall be deemed delivered three (3) days after mailing.

If to Buyer:	Stressgen Bioreagents Corporation
c/o David J. Parker
General Partner
Ampersand Ventures
55 William Street, Suite 240
Wellesley, MA 02181
(F) 781-239-0824

If to Seller:	Stressgen Biotechnologies, Inc.
Attn: Chief Financial Officer
6055 Lusk Boulevard
San Diego, CA 92121
(F) 858-450-6849

11.6         Payment of Fees and Expenses.  Each party to this Agreement shall be responsible for, and shall pay, all of its own legal, accounting and other transactional fees and expenses incurred in the negotiation and preparation of this Agreement and the Related Documents and the transactions contemplated herein and therein.

11.7         Drafting Party.  The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted and revised by counsel for each party hereto and no implication shall be drawn nor made against any party hereto by virtue of the drafting of this Agreement.

11.8         Publicity.  Except as required by law, the timing and content of all press releases and public statements regarding this Agreement, the Related Documents and the transactions contemplated herein and therein, shall be made only by the mutual agreement of Buyer and Seller.

11.9         Counterparts.  This Agreement may be executed in multiple copies, each of which shall be deemed an original and all of which shall constitute a single agreement binding on all parties.

ARTICLE 12

CERTAIN DEFINITIONS

12.1         Definitions.  The following terms as used in this Agreement shall have the meaning indicated below:

“Affiliate” means, with respect to any Person, any other person controlling, controlled by or under common control with, such Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code (or any similar group defined under a similar provision of state, local or foreign law).

“Approvals” means, collectively, permits, approvals, authorizations, consents, clearances, licenses, franchises, concessions, orders, exemptions or other permits of all governmental or regulatory agencies, whether federal, state, local or foreign.

“Code” means the Internal Revenue Code of 1986, as amended.

“Encumbrances” means all mortgages, deeds of trust, claims, security interests, liens, pledges, leases, subleases, charges, escrows, options, proxies, rights of occupancy, rights of first refusal, preemptive rights, covenants, conditional limitations, hypothecations, prior assignments, easements, title retention agreements, indentures, security agreements or other encumbrances of any kind.

“Environmental Costs and Liabilities” means any and all liabilities, obligations, damages (including diminution of property value), deficiencies, losses, fines, penalties, judgments, assessments, costs and expenses (including, without limitation, reasonable fees, costs and disbursements of legal counsel, experts, engineers and consultants, costs of obtaining a certificate of compliance or other similar approval, fees of Governmental Authorities, ongoing monitoring costs, costs of acquiring security) arising from, relating to or in respect of; (a) any violation by Seller of Environmental Laws; (b) any Remedial Action with respect to any property currently or formerly owned by Seller; (c) damage to property or natural resources resulting from the Release of Hazardous Materials by Seller or at any property currently or formerly owned or leased by Seller; (d) human exposure to Hazardous Materials in connection with Seller’s operations; and (e) the Release of Hazardous Materials at any property at which any Hazardous Material generated by Seller was disposed of.

“Environmental Law” means any and all common law, statutes, laws, regulations, orders, bylaws, standards, policies, directions, guidelines, protocols, (provided that such standards, policies, directions, guidelines and protocols have the force of law), and lawful requirements of any Governmental Authority having jurisdiction over the Assets or the Business relating to the environment, environmental assessment, health, occupational health and safety, protection of any form of plant or animal life or transportation of dangerous goods and which are applicable to the Business and the Assets.

“Environmental Permits” means any permit, Approval, authorization, license, variance, registration or permission required under any applicable Environmental Law.

“ETA” means Part IX of the Excise Tax Act (Canada), as amended from time to time.

“Governmental Authority” means any federal, provincial, municipal government or other governmental or regulatory department, commission, administration, board, bureau, agency or instrumentality.

“GAAP” means generally accepted accounting principles.

“Hazardous Material” means any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, hazardous waste or special waste of any kind (including, without limitation, compounds known as chlorobiphenyls) and any substance the storage, manufacture, disposal, treatment, handling, generation, use, transport, remediation or Release into the environment of which is prohibited, controlled, regulated or licensed under any Environmental Laws.

“Indebtedness” means, with respect to any Person, any indebtedness, secured or unsecured, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), and evidenced by bonds, notes, debentures or similar instruments or letters of credit, to the extent of the face value thereof (or, in the case of evidence of indebtedness issued at a discount, the current accredit value thereof) or (b) representing the balance deferred and unpaid of the purchase price of property or services (other than accounts payable (including trade payables) in the ordinary course of business) and shall also include, to the extent not otherwise included, (i) any capitalized lease obligations and (ii) the face value of guaranties of items of other

Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor).

“IRS” means the United States Internal Revenue Service.

“Key Employees” means Gregory McKee and Ariel Louwrier.

“knowledge” means the actual knowledge of Gregory McKee, Daniel Korpolinski and Ariel Louwier.

“Knowledge of Seller” or to “Seller’s Knowledge” means to the knowledge of the Key Employees after reasonable inquiry and investigation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, proceedings (public or private) or governmental proceedings.

“Material Adverse Effect” means with respect to any Person, any change or effect that has or that would have a material adverse effect on the condition (financial or otherwise), results of operations, business, prospects or assets of such Person and its Subsidiaries taken as a whole (other than as a result of changes in general economic or political conditions generally or in general economic or political conditions applicable to the health care industry generally).

“Permitted Lien” means (i) any encumbrances disclosed on any Financial Statement; (ii) Tax Liens which are not yet due and payable and, with respect to which have adequately been provided for on applicable financial statements (whether or not required to be disclosed under Canadian GAAP); (iii) liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security benefits; (iv) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising out of or incurred in the ordinary course of business; (v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (vi) liens created by or existing from any litigation or legal proceeding that is being contested and (vii) with respect to real property and interests therein) easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning requirements, rights of way, covenants, consents, agreements, reservations, encroachments, variances and other similar restrictions, charges or encumbrances (whether or not recorded) that do not, individually or in the aggregate, impair the continued use and operation of the assets to which they relate the applicable business.

“Person” and “person” means any natural person and any corporation, trust, partnership, limited liability partnership, limited liability company, limited liability corporation, venture or business entity.

“Regulated Environmental Activity” means any emission, generation, treatment, storage, recycling, discharge, transportation or disposal of any Hazardous Material.

“Release” means any discharge, emission, spill, leakage, deposit, injection or migration on or into the indoor or outdoor environment or into or out of any property, or any similar action defined in any applicable Environmental Law.

“Remedial Action” means all actions, including any capital expenditures, required by any Governmental Authority or under any Environmental Laws or which a reasonable Person would undertake voluntarily to (i) clean up, remove, treat, or in any other way address any Hazardous Materials or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Materials; (iii) perform pre-remedial studies and investigations or post-remedial monitoring, operations, maintenance and care; or (iv) bring facilities on any property owned, operated or leased by Seller and its Affiliates into compliance with all Environmental Laws and Environmental Permits.

“Subsidiary” means with respect to any Person, (a) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, (b) each partnership in which such Person or another Subsidiary of such Person is the general or managing partner and (c) each limited liability company in which such Person or another Subsidiary of such Person is the managing member or otherwise controls (by contract, through ownership of membership interests or otherwise).

“Tax” or “Taxes” means all taxes, charges, fees, imposts, duties, levies or other assessments by any Taxing Authority, including (without limitation), all net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, estimated, together with any interest and any penalties, fines, additions to tax or additional amounts (whether disputed or not) imposed by any Taxing Authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time and all Regulations thereto.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

“Tax Authority” means any Canadian Federal, provincial or other governmental authority.

“Tax Lien” or “Tax Liens” means any Encumbrance relating to Taxes, other than a lien of the type described in clause (ii) of the definition of Permitted Liens.

“Tax Return” or “Tax Returns” means any return, report, declaration, election, notice, filing, form, statement and other document (whether in tangible, electronic or other form) and including any amendment, schedule, attachment, supplement, appendix and exhibit thereto, made, prepared, filed or required to be made, prepared or filed by Regulations in respect of Taxes.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

“Buyer”		“Seller”

Stressgen Bioreagents Corporation , a Delaware corporation		Stressgen Bioreagents Limited Partnership, a British Columbia Limited Partnership By: Stressgen Holdings Corporation, its general partner

By:	/s/ David J. Parker	By:	/s/ Gregory M. McKee

Its:	Chief Executive Officer	Its:	Chief Executive Officer

Accepted and Agreed on behalf of the limited partner of Seller:

Stressgen Biotechnologies Corporation

By:	/s/ Gregory M. McKee

Its:	Chief Executive Officer

[COUNTERPART SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Each of the following attachments to this agreement have been omitted but will be provided supplementarily to the Securities and Exchange Commission if requested:

EXHIBIT A:	Bill of Sale

Schedule 2(a):	List of Physical Assets

EXHIBIT B:	Excluded Assets

EXHIBIT C:	Assumed Liabilities

EXHIBIT D	Disclosure Schedules

EXHIBIT E:	Form of Non-Competition Agreement

EXHIBIT F	Escrow Agreement

EXHIBIT G	Transition Services Agreement

EXHIBIT H	Guaranty Agreement

EXHIBIT I	Eligible Employees

EXHIBIT J	Patent License Agreement

EXHIBIT K	Trademark License Agreement

EXHIBIT L	Material Contracts